Exhibit 24

SUBSTITUTE POWER OF ATTORNEY

Under the terms of the power of attorneys for and dated as follows:

Richard L. Belser, dated October 13, 2017,

Michael J. Dunlap, dated October 25, 2017,

Michael R. Dury, dated October 13, 2017,

Scott A. Evans, dated October 10, 2017,

Sue Anne Gilroy, dated October 10, 2017,

Jerry F. Koors. dated October 13, 2017,

Susan Dehner Kucer, dated October 13, 2017,

Kevin T. Langford, dated October 16, 2017,

John F. Macke, dated October 25, 2017,

Patrick D. O’Brien, dated October 10, 2017.

John W. Perry, dated October 10, 2017,

Jody J. Petrie, dated October 13, 2017,

Michael F. Petrie, dated October 25, 2017

Mary H. Rogers, dated October 12, 2017

Randall D. Rogers, dated October 23, 2017,

Anne E. Sellers, dated October 10, 2017, and

David N. Shane, dated October 16, 2017,

each person an executive officer and/or director of Merchants Bancorp (collectively, the “Power of Attorneys”), Brian J. Sullivan, was appointed attorney-in-fact.

In accordance with the authority granted under the Power of Attorneys, which include the full power of substitution, by his signature to this Substitute Power of Attorney, Brian J. Sullivan appoints Tami L. Durle and Terry A. Oznick as substitute attorneys-in-fact, on behalf of each of the above listed persons, each with the power to act singly and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Power of Attorneys.

Further, by their signatures to this Substitute Power of Attorney, each of Tami L. Durle and Terry A. Oznick accept appointment as attorneys-in-fact and agree to assume from Brian J. Sullivan any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: December 5, 2018

/s/ Brian J. Sullivan
Brian J. Sullivan

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ Tami L. Durle
Tami L. Durle

/s/ Terry A. Oznick
Terry A. Oznick